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                                                             Exhibit 4(c)(c)(v)


                                 [METLIFE LOGO]
                       Metropolitan Life Insurance Company

                                 A Stock Company
                  One Madison Avenue, New York, NY 10010-3690

                        457(B) TAX DISCLOSURE ENDORSEMENT

This Certificate may be purchased by an eligible section 457(b) plan to pay benefits to a plan participant or his or her Beneficiary. The single contribution may also be a direct reallocate permitted under the Code and the employer's qualified plan. If this Certificate is being purchased by a section 457(b) plan of a state or local governmental employer, it may also accept as part of the single contribution, an eligible rollover distribution under section 402(c), 402(e)(6), 457(e)(16) or any other consideration permitted under the Code.

      Section 457(b) Plans of State and Local Governmental Employers only

      Pursuant to section 401(a)(31) or as otherwise required under the Code, the plan participant (or his or her surviving spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code), and the spousal Beneficiary of the plan participant; ("distributee"), may elect at the time and in the manner prescribed by Us as payor and, if applicable, by the plan administrator, to have any portion of any eligible rollover distribution (as defined in section 402(c)(4) of the Code) paid directly to an IRA account or IRA annuity, or to other eligible retirement plan under section 402(c)(8) of the Code in which such distributee participates.

      Section 457(b) Plans of Tax Exempt Employers only

      If the tax market shown on the specifications page is 457(b), then regardless of anything else in this Certificate the Owner of this annuity will be the employer, trustee or plan shown on the specifications page. All plan assets including this Certificate remain the property of such employer until paid to the plan participant or Beneficiary.

      Section 457(b) Plans of a State or Local Government only

      The Owner must be a trustee for the plan, or the employer. In either case, the Owner, as trustee, shall hold all plan assets under this Certificate for the exclusive benefit of the Annuitant and his or her Beneficiaries, if any. If permitted under the terms of the employer's plan, the Annuitant (or any Beneficiary after the Annuitant's death) may direct the allocation of the Net Purchase Payment and make investment division changes. The group annuity contract and any Certificates issued there under shall be treated as a trust for purposes of Code section 457(g) and 401(f), and no portion of the Purchase Payment paid under the contract or Certificate, or the earnings thereon, may be diverted to or used for, any purpose other than for the exclusive benefit of plan participants and any Beneficiaries prior to the satisfaction of all liabilities with respect to employees and their Beneficiaries, if any.

The payments under this Certificate must comply with section 401(a)(9) (including section 401(a)(9)(G)), and the regulations and proposed and temporary regulations there under, including the incidental benefit requirements.

If the Plan under which this contract is issued fails to meet the requirements of section 457(b) at any

Form RS TXEN-457 (b)
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time, then upon such notice to Us notwithstanding anything in the contract to the contrary, the following rules shall apply:

In order to comply with section 72(s) of the Code and to constitute a variable contract within the meaning of section 817(d) of the Code, We reserve the right to limit the frequency, number and types of reallocates permitted; as well as the number or types of Funding options permitted to maintain the above tax treatment. Payments of any remaining interest after the death of the Owner (or after the death of any Annuitant, where the Owner is not an individual) must continue to be made at least as rapidly as under the method being used at the time of the death.

Notwithstanding anything in the Certificate to the contrary, however, if the death referred to above occurs prior to the annuity starting date, (as defined under paragraph (b) of section 1.72-4 of the Income Tax Regulations), any remaining interest in the Certificate or any death benefit (after We are furnished with satisfactory proof of death) must be paid

(a)   in a lump sum within five years after the date of the death, or

(b) over the lifetime of the payee or over a period no longer than the payee's life expectancy with payments beginning within a year after the date of death.

If the payee to whom the death benefit is payable is the Owner's spouse (or the Annuitant's spouse, where the Owner is not an individual), such spouse may instead continue the Certificate as Owner.

We may amend this Certificate to comply with the federal tax law. We will notify You of such amendments and, where required by law, will obtain the approval of the appropriate regulatory authority.


      /s/ Gwenn L. Carr                   /s/ Robert H. Benmosche

      Gwenn L. Carr                       Robert H. Benmosche
      Vice-President & Secretary          Chairman of the Board,
                                          President and Chief Executive Officer


Form RS TXEN-457 (b)